Consumer and	Consuommation	FORM 11	FORMULE 11
Corporate Affairs Canada	et Corporation Canada	ARTICLES OF CONTINUANCE	CLAUSES DE PROROGATI
		(SECTION 181)	(ARTICLE 181)
Canada Business	Loi sur les sociétés
Corporations Act	commerciales canadiennes

1 – Name of Corporation	Dénomination de la société
MEDICURE INC.

2 – The place in Canada where the registered office is to be situated	Lieu au Canada oú doit être situé
Winnipeg, Manitoba

3 – The classes and any maximum number of shares that the corporation is	Catégories et tout nombre maximal d’actions que la société est
authorized to issue	autorisée à émettre

The attached Schedule A is incorporated into and forms part of the articles of the Corporation.

4 – Restrictions if any on share transfers	Restrictions sur le transfert des actions s’il y a lieu
None

5 – Number (or minimum and maximum number) of directors	Nombre (ou nombre minimum et maximum) d’administrateurs
Minimum of 1 and Maximum of 15

6 – Restrictions if any on businesses the corporation may carry on	Limites imposées quant aux activités que la société peut exploiter, s’il y a lieu
None

7 – (1) If change of name effected, previous name	(2) Details of incorporation
(1) Si changement de dénomination, dénomination antérieure	(2) Détails de la constitution

Amalgamated under the laws of Alberta on December 22, 1999

8 – Other provisions if any	Autres dispositions s’il y a lieu

The attached Scheduel B is incorporated into an forms part of the articles of the Corporation

Date	Signature	Description of Office – Description du poste

February 22, 2000	Albert Friesen	President

FOR DEPARTMENTAL USE ONLY – À L’USAGE DU MINISTÈRE SEULEMENT

Corporation No. – No de la société		Filed – Déposée

348636-2		February 28, 2000
[AMT Form 11]

SCHEDULE A

TO THE ARTICLES OF CONTINUANCE

OF

MEDICURE INC.
(the "Corporation")

The Corporation is authorized to issue an unlimited number of shares designated as Common Shares, Class A Common Shares and Preferred Shares.

(a)	Common Shares The Common Shares shall have attached to the rights, privileges, restrictions and conditions as hereinafter set forth.
(i)
Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Corporation.

(ii)
Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to receive dividends if, as and when declared by the directors of the Corporation.

(iii)
Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(b)	Class A Common Shares The Class A Common Shares shall have attached to the rights, privileges, restrictions and conditions as hereinafter set forth.
(i)
Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Class A Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Corporation.

(ii)
Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Class A Common Shares are entitled to receive dividends if, as and when declared by the directors of the Corporation.

(iii)
Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Class A Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(iv)
On March 1, 2003 (the "Effective Date"') all of the issued and outstanding Class A Common Shares shall be deemed to be converted into Common Shares of the Corporation on the basis of one (1) Common Share for each Class A Common Share held and the holders thereof shall cease to have any rights in respect thereof except the right to receive certificates for Common Shares upon surrender of the certificates representing the Class A Common Shares and the right to receive. any arrears of dividends unpaid on such Class A Common Shares. Upon the conversion on the Effective Date, the stated capital accounts maintained for each of the Class A Common Shares and the Common Shares shall be adjusted in the manner required by the Canada Business Corporations Act. In the event of shares of either class being at any time subdivided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, appropriate adjustment shall be made in the rights and conditions attaching to the Common Shares and the Class A Common Shares respectively so as to maintain the relative rights of the holders of those shares.

(c)	Preferred Shares The Preferred Shares shall have attached to them, as a class, the rights, privileges, restrictions and conditions as hereinafter set forth.
(i)
The Preferred Shares may from time to time be issued in one or more series and, subject to the following provisions, and subject to the sending of articles of amendment in prescribed form and the issuance of a certificate of amendment in respect thereof, the directors may fix from time to time and before issue a series of Preferred Shares, the number of shares which are to comprise that series and the designation, rights, privileges, restrictions and conditions to be attached to that series of Preferred Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase and/or conversion prices and terns and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions.

(ii)
The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common and Class A Common Shares and over any other shares of the Corporation ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given other preferences, not inconsistent with these articles, over the Common and Class A Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares of a series as may be fixed in accordance with clause (c)(i).

(iii)	If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

(iv)	Unless the directors otherwise determine in the articles of amendment designating a series of Preferred Shares, the holder of each share or a series of Preferred Shares shall not, as such, be entitled to receive notice of or vote at any meeting of shareholders, except as otherwise specifically provided in the Canada Business Corporations Act.

SCHEDULE B

TO THE ARTICLES OF CONTINUANCE

OF

MEDICURE INC.
(the “Corporation”)

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.